Exhibit 99

News Release

C-04037

TI Reports 2Q04 Financial Results

•	TI Revenue Increases 10% Sequentially, 39% from Year Ago

•	Record Revenue in Wireless, High-Performance Analog and DLPTM Products

•	EPS of $0.25

•	3Q04 EPS Expected in Range of $0.26 to $0.29

Conference Call on TI Web Site at 4:30 p.m. Central Daylight Time Today

www.ti.com

DALLAS (July 20, 2004) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported second-quarter 2004 revenue of $3241 million, an increase of 10 percent sequentially and 39 percent from the year-ago quarter primarily due to strength in TI’s Semiconductor business. Earnings per share (EPS) were $0.25.

Semiconductor revenue increased 8 percent sequentially and 44 percent from the year-ago quarter primarily due to strong demand for digital signal processors (DSPs) and analog products used in a broad range of electronic equipment. Record revenue was achieved in several Semiconductor operations, including wireless, which grew 15 percent sequentially; high-performance analog, which grew 13 percent sequentially; and Digital Light ProcessingTM (DLP), which grew 10 percent sequentially.

“Revenue growth was excellent,” said Rich Templeton, TI president and chief executive officer. “We believe our Semiconductor business has gained market share in both the first and second quarters of 2004, building on TI’s annual market share gains achieved in 2002 and 2003.

This reflects the strength we’ve built in our advanced technology and the relationships we’re developing with customers.

“In particular, this was an important quarter for our wireless operations, with growth across a broad base of customers and a broad mix of our products,” Templeton said. “Digital baseband modems for W-CDMA 3G cell phones have emerged as a significant growth contributor, accounting for about one-fourth of sequential wireless revenue growth in the second quarter. In addition, the latest research from market analyst IDC shows that our OMAPTM processors garnered two-thirds of the rapidly growing market for wireless application processors in 2003. The company’s strength in modems and application processors has given us the early lead in the W-CDMA cell phone market. Underscoring the importance of this technology combination, TI and 3G service leader NTT DoCoMo announced plans to integrate next-generation OMAP 2 application processors with digital baseband modems to support the UMTS standard, which is based on W-CDMA and is expected to be the prevalent worldwide standard for 3G wireless phones,” Templeton said.

“2004 is on course to be a very strong year. TI’s Semiconductor revenue in the second quarter was higher than it has ever been, and the company’s operating profit is approaching an all-time record. With stable depreciation and a lower expected profit-sharing accrual next year, TI is well positioned to continue to deliver higher levels of profitability as revenue expands,” Templeton said.

Details of Financial Results

Revenue

In the second quarter, TI revenue of $3241 million increased $305 million sequentially and $902 million from the year-ago quarter.

Gross Profit

Gross profit of $1481 million increased 12 percent sequentially and 69 percent from the year-ago quarter. Gross profit margin was 45.7 percent of revenue, up 0.7 percentage points sequentially and 8.2 percentage points from the year-ago quarter. Gross profit and gross profit margin benefited primarily from higher revenue.

Operating Expenses

Research and development (R&D) expense was $514 million, or 15.8 percent of revenue, compared with $494 million, or 16.8 percent of revenue in the prior quarter. R&D expense was $424 million, or 18.1 percent of revenue, in the year-ago quarter. The higher R&D expense is a result of increased product development activity in Semiconductor, especially for wireless products, as well as a higher profit-sharing accrual.

Selling, general and administrative (SG&A) expense was $375 million, or 11.6 percent of revenue, compared with $354 million, or 12.0 percent of revenue, in the prior quarter. The increase was primarily due to a higher profit-sharing accrual as well as seasonally higher marketing expense in the company’s Educational & Productivity Solutions (E&PS) business. In the year-ago quarter, SG&A expense was $328 million, or 14.0 percent of revenue, with the increase primarily due to the profit-sharing accrual.

Operating Profit

Operating profit of $592 million, or 18.3 percent of revenue, increased $118 million sequentially and $467 million compared with the year-ago quarter primarily due to higher gross profit that more than offset higher operating expenses.

Second-quarter results include a higher profit-sharing accrual, which contains a cumulative catch-up, compared with the first quarter, reflecting an upward adjustment in the company’s expectations for its 2004 performance. There was no profit-sharing accrual in the year-ago quarter. Profit sharing is allocated across cost of revenue, SG&A and R&D. Profit sharing is expected to decline in 2005 compared with 2004 and will reflect a new TI employee profit-sharing plan.

Other Income (Expense) Net (OI&E) and Interest Expense

OI&E of $38 million decreased $12 million from the prior quarter and increased $2 million compared with the year-ago quarter.

Interest expense of $8 million was even sequentially and declined $2 million from the year-ago quarter.

Net Income

Net income was $441 million, or $0.25 per share, an increase of $74 million sequentially and $320 million from the year-ago quarter due to higher operating profit.

Orders

TI orders of $3253 million increased 1 percent sequentially. Compared with the year-ago quarter, orders increased 41 percent due to strength in Semiconductor. Semiconductor orders were $2762 million, down 2 percent sequentially. Compared with the year-ago quarter, Semiconductor orders increased 45 percent due to broad-based demand for the company’s products.

Cash

At the end of the second quarter, total cash (cash and cash equivalents plus short-term investments and long-term cash investments) was $5534 million.

Cash flow from operations was $506 million, up $113 million sequentially and $128 million compared with the year-ago quarter.

Capital Expenditures and Depreciation

Capital expenditures of $356 million decreased $45 million sequentially and increased $194 million from the year-ago quarter. TI’s capital expenditures in the second quarter were used primarily to increase capacity for assembly and test operations, and for 90-nanometer wafer fabrication.

Depreciation of $363 million increased $15 million sequentially and $7 million from the year-ago quarter.

Accounts Receivable and Inventory

Accounts receivable of $1930 million increased $252 million sequentially due to higher revenue and seasonally higher E&PS receivables. Accounts receivable increased $490 million from the end of the year-ago quarter due to higher revenue. Days sales outstanding were 54 at the end of the second quarter, compared with 51 at the end of the prior quarter and 55 at the end of the year-ago quarter.

Inventory of $1285 million at the end of the second quarter increased $137 million sequentially and $285 million from the year-ago quarter as the company continued to build inventory to targeted levels, especially in standard products, to support customer plans for the second half of the year and to ensure the company’s ability to respond to upside potential. Days of inventory at the end of the second quarter were 66, compared with 64 days at the end of the prior quarter and 62 days at the end of the year-ago quarter.

Debt

At the end of the second quarter, TI’s debt-to-total-capital ratio was 0.06, unchanged from the end of the prior quarter. In the third quarter, TI’s $400 million 7 percent notes will mature and will be paid using available cash.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on September 8 by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the third quarter of 2004, TI expects revenue to be in the following ranges:

•	Total TI, $3200 million to $3440 million;

•	Semiconductor, $2780 million to $2980 million;

•	Sensors & Controls, $255 million to $275 million; and

•	E&PS, $170 million to $190 million.

TI expects earnings per share to be in the range of $0.26 to $0.29.

For 2004, TI continues to expect: R&D to be about $2.1 billion; capital expenditures to be about $1.3 billion; and depreciation to be about $1.5 billion.

The effective tax rate for the year is expected to be about 29 percent, unchanged from the prior estimate.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statement of Operations

(In millions of dollars, except per-share amounts)

	For Three Months Ended
	June 30 2004	Mar. 31 2004	June 30 2003
Net revenue	$3241	$2936	$2339
Operating costs and expenses:
Cost of revenue	1760	1614	1462
Gross profit	1481	1322	877
Gross profit % of revenue	45.7%	45.0%	37.5%
Research and development (R&D)	514	494	424
R&D% of revenue	15.8%	16.8%	18.1%
Selling, general and administrative (SG&A)	375	354	328
SG&A% of revenue	11.6%	12.0%	14.0%

Total	2649	2462	2214

Profit from operations	592	474	125
Operating income% of revenue	18.3%	16.2%	5.3%
Other income (expense) net	38	50	36
Interest on loans	8	8	10

Income before income taxes	622	516	151
Provision for income taxes	181	149	30

Net income*	$441	$367	$121

Diluted earnings per common share**	$.25	$.21	$.07

Basic earnings per common share	$.25	$.21	$.07

Cash dividends declared per share of common stock	$.021	$.021	$.021

*	Income for the second quarter of 2004 includes, in millions of dollars, a charge of $4 for restructuring actions initiated in the second quarter of 2003, of which $1 is associated with achieving manufacturing efficiencies in the Semiconductor business and $3 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $4 restructuring charge is primarily for severance and benefit costs and is included in cost of revenue. Income for the first quarter of 2004 includes, in millions of dollars, a charge of $5 for restructuring actions initiated in the second quarter of 2003, of which $2 is associated with achieving manufacturing efficiencies in the Semiconductor business and $3 is associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites. The $5 restructuring charge is primarily for severance and benefit costs. Of the $5, $4 is included in cost of revenue and $1 is in selling, general and administrative expense. Income for the second quarter of 2003 includes, in millions of dollars, a charge of $49, of which $26 is for the initial phase of restructuring associated with moving certain production lines in the Sensors & Controls business from Attleboro to other TI sites and $23 is for the initial phase of restructuring to achieve manufacturing efficiencies in the Semiconductor business. The $49 restructuring charge is primarily for severance and benefit costs. Of the $49, $43 is included in cost of revenue and $6 is in selling, general and administrative expense.

Income includes, in millions of dollars, acquisition-related amortization of $19, $19 and $25 for the second quarter and first quarter of 2004 and the second quarter of 2003.

**	Diluted earnings per common share are based on average common and dilutive potential common shares outstanding (in millions of shares, 1771.6, 1783.6 and 1762.6 for the second quarter and first quarter of 2004 and the second quarter of 2003).

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheet

(In millions of dollars)

	June 30 2004	Mar. 31 2004	June 30 2003
Assets
Current assets:
Cash and cash equivalents	$1623	$1615	$1019
Short-term investments	2311	2522	2075
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $42 million at June 30, 2004, $44 million at March 31, 2004 and $63 million at June 30, 2003	1930	1678	1440
Inventories:
Raw materials	135	126	113
Work in process	799	692	590
Finished goods	351	330	297

Inventories	1285	1148	1000

Deferred income taxes	467	490	586
Prepaid expenses and other current assets	491	545	327

Total current assets	8107	7998	6447

Property, plant and equipment at cost	9831	9738	9362
Less accumulated depreciation	(5654)	(5550)	(4986)

Property, plant and equipment (net)	4177	4188	4376

Long-term cash investments	1600	1356	1089
Equity investments	254	260	924
Goodwill	693	693	639
Acquisition-related intangibles	138	154	159
Deferred income taxes	496	524	529
Other assets	585	612	471

Total assets	$16050	$15785	$14634

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion long-term debt	$415	$435	$68
Accounts payable and accrued expenses	1601	1553	1295
Income taxes payable	35	210	264
Accrued retirement and profit sharing contributions	183	82	14

Total current liabilities	2234	2280	1641

Long-term debt	375	394	809
Accrued retirement costs	611	620	813
Deferred income taxes	59	57	87
Deferred credits and other liabilities	333	349	342
Stockholders’ equity:
Preferred stock, $25 par value. Authorized - 10,000,000 shares. Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized - 2,400,000,000 shares. Shares issued: June 30, 2004 – 1,738,123,534; March 31, 2004 – 1,738,115,567; June 30, 2003 – 1,740,470,215	1738	1738	1740
Paid-in capital	812	859	966
Retained earnings	10269	9865	8648
Less treasury common stock at cost: Shares: June 30, 2004 – 7,045,901; March 31, 2004 – 7,012,862; June 30, 2003 – 9,218,747	(193)	(200)	(185)
Accumulated other comprehensive income (loss)	(178)	(164)	(207)
Unearned compensation	(10)	(13)	(20)

Total stockholders’ equity	12438	12085	10942

Total liabilities and stockholders’ equity	$16050	$15785	$14634

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Statement of Cash Flows

(In millions of dollars)

	For Three Months Ended
	June 30 2004	Mar. 31 2004	June 30 2003
Cash flows from operating activities:
Net income	$441	$367	$121
Depreciation	363	348	356
Amortization of acquisition-related costs	19	19	25
Write-downs of equity investments	1	5	11
Gains on sale of equity investments	(4)	(7)	(6)
Deferred income taxes	62	6	(7)
(Increase) decrease in working capital (excluding cash and cash equivalents, short-term investments, deferred income taxes, and loans payable and current portion long-term debt):
Accounts receivable	(254)	(227)	(50)
Inventories	(137)	(164)	(118)
Prepaid expenses and other current assets	56	(97)	50
Accounts payable and accrued expenses	40	58	112
Income taxes payable	(174)	82	(64)
Accrued retirement and profit sharing contributions	100	65	4
Decrease in noncurrent accrued retirement costs	(5)	(64)	(1)
Other	(2)	2	(55)

Net cash provided by operating activities	506	393	378

Cash flows from investing activities:
Additions to property, plant and equipment	(356)	(401)	(162)
Purchases of short-term investments	(689)	(496)	(192)
Sales and maturities of short-term investments	1027	910	673
Purchases of long-term cash investments	(433)	(493)	(883)
Sales of long-term cash investments	51	44	287
Purchases of equity investments	(12)	(2)	(1)
Sales of equity investments	19	11	14

Net cash used in investing activities	(393)	(427)	(264)

Cash flows from financing activities:
Payments on loans payable	—	(1)	—
Payments on long-term debt	(28)	—	(129)
Dividends paid on common stock	(37)	(37)	(37)
Sales and other common stock transactions	69	42	47
Common stock repurchase program	(113)	(172)	(61)

Net cash used in financing activities	(109)	(168)	(180)
Effect of exchange rate changes on cash	4	(1)	(4)

Net increase (decrease) in cash and cash equivalents	8	(203)	(70)
Cash and cash equivalents at beginning of period	1615	1818	1089

Cash and cash equivalents at end of period	$1623	$1615	$1019

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended
	June 30 2004	Mar. 31 2004	June 30 2003
Semiconductor
Trade	$2783	$2573	$1922
Intersegment	1	1	5

	2784	2574	1927

Sensors & Controls
Trade	289	283	260
Intersegment	1	1	1

	290	284	261

Educational & Productivity Solutions Trade	169	79	156

Corporate activities	(2)	(1)	(5)

Total net revenue	$3241	$2936	$2339

Business Segment Profit

(In millions of dollars)

	For Three Months Ended
	June 30 2004	Mar. 31 2004	June 30 2003
Semiconductor	$526	$465	$126
Sensors & Controls	77	75	68
Educational & Productivity Solutions	68	9	58
Corporate activities	(56)	(51)	(53)
Charges/gains and acquisition-related amortization	(23)	(24)	(74)
Interest on loans/other income (expense) net	30	42	26

Income before income taxes	$622	$516	$151

Semiconductor

•	In the second quarter, revenue of $2784 million increased 8 percent sequentially and 44 percent from the year-ago quarter due to strong demand across a broad range of Semiconductor products. In particular, the company generated strong growth from DSPs and analog products used in cell phones and wireless infrastructure, from high-performance analog products and from DLP products.

•	Gross profit was $1285 million, or 46.2 percent of revenue, an increase of $97 million from the prior quarter and $542 million from the year-ago quarter due to higher revenue.

•	Operating profit was $526 million, or 18.9 percent of revenue, up $61 million sequentially and $400 million from the year-ago quarter due to higher gross profit that more than offset higher operating expenses.

•	Analog revenue increased 7 percent sequentially primarily due to higher demand for high-performance analog products, and increased 44 percent from the year-ago quarter primarily due to higher demand for high-performance and wireless analog products. Revenue from TI’s high-performance analog products increased 13 percent sequentially and 64 percent from the year-ago quarter due to higher demand. In the first half of 2004, approximately 40 percent of TI’s Semiconductor revenue came from analog.

•	DSP revenue increased 13 percent sequentially and 53 percent from the year-ago quarter primarily due to demand in the wireless market. In the first half of 2004, approximately 35 percent of TI’s Semiconductor revenue came from DSP.

•	TI’s remaining Semiconductor revenue increased 4 percent sequentially and 34 percent compared with the year-ago quarter due to higher demand across a broad range of products.

•	Results for TI Semiconductor products sold into key end equipments were as follows:

•	Wireless revenue increased 15 percent sequentially and 64 percent from the year-ago quarter due to broad-based demand across a range of customers for the company’s DSP-based digital baseband products, analog power management chips and OMAP application processors. In the first half of 2004, about 35 percent of TI’s Semiconductor revenue came from wireless.

•	Broadband communications revenue, which includes DSL and cable modems, voice over Internet protocol (VoIP) and wireless LAN (WLAN), was about even sequentially as higher demand for the company’s VoIP products offset a decline in demand for WLAN products. Compared with the year-ago quarter, broadband revenue increased 44 percent due to higher demand across all product areas, especially VoIP and DSL. In the first half of 2004, approximately 5 percent of TI’s Semiconductor revenue came from broadband.

•	Semiconductor orders of $2762 million declined 2 percent sequentially. Compared with the year-ago quarter, Semiconductor orders were up 45 percent due to broad-based demand for the company’s products.

Semiconductor Highlights

•	TI announced that NTT DoCoMo’s new FOMATM “900i Series” 3G (third-generation) cell phones feature OMAP application processors, including phones manufactured by NEC, Panasonic Mobile Communications and Sharp. The devices are the first 3G phones equipped with a Macromedia® FlashTM browser and deliver over 16 days of static standby time, 1 1/2 hours of high-quality video, large QVGA color displays, advanced digital cameras with digital zoom, auto focus and other advanced features.

•	TI unveiled its Uni-DSL (UDSL) technology, which will allow operators to add competitive video services using their current infrastructure. In addition, operators will be able to combine UDSL with limited fiber deployments to deliver high-definition television (HDTV) plus voice and data throughout the home using UDSL’s ultra-high speed rates of up to 200Mbps aggregate throughput per line.

•	TI introduced a mixed signal video decoder optimized for use in the United States, Japan and China. The new product converts multiple video standards into digital component video for DVD recordable (DVD-R) applications and television display applications.

Sensors & Controls

•	Sensors & Controls revenue was a record $290 million, up 2 percent sequentially and 11 percent from the year-ago quarter due to higher demand across a broad range of product lines, particularly for the automotive market.

•	Gross profit was $112 million, or 38.5 percent of revenue, an increase of $2 million from the prior quarter primarily due to higher revenue, and up $14 million compared with the year-ago quarter primarily due to a combination of higher revenue and manufacturing cost reductions.

•	Operating profit was a record $77 million, or 26.6 percent of revenue, an increase of $2 million sequentially and $9 million from the year-ago quarter due to higher gross profit.

Educational & Productivity Solutions (E&PS)

•	E&PS revenue was $169 million, up $90 million sequentially due to retail stocking in preparation for the upcoming back-to-school season, and up $13 million from the year-ago quarter primarily due to higher demand for the company’s new graphing calculator products.

•	Gross profit was $99 million, or 58.3 percent of revenue, up $62 million sequentially and $10 million from the year-ago quarter due to higher revenue.

•	Operating profit was $68 million, or 40.2 percent of revenue, up $59 million from the prior quarter and $10 million from the year-ago quarter due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets, such as telecommunications and computers;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Losses or curtailments of purchases from key customers or the timing of customer inventory adjustments;

•	Availability of raw materials and critical manufacturing equipment;

•	TI’s ability to recruit and retain skilled personnel;

•	Fluctuations in the market value of TI’s investments and in interest rates; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

    OMAP

    Digital Light Processing

    DLP

Other trademarks are the property of their respective owners.